As filed with the Securities and Exchange Commission on May 22, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EagleRock Land, LLC

(Exact name of registrant as specified in its charter)

Texas	41-3142321
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

9655 Katy Freeway, Suite 375 Houston, Texas	77024
(Address of Principal Executive Offices)	(Zip Code)

EagleRock Land, LLC Employee Share Purchase Plan

(Full title of the plan)

Greg Pipkin Jr.

Chief Executive Officer

9655 Katy Freeway, Suite 375

Houston, Texas 77024

(Name and address of agent for service)

(713) 280-7002

(Telephone number, including area code, of agent for service)

Copies to:

Michael S. Telle

Scott D. Rubinsky

Vinson & Elkins L.L.P.

845 Texas Avenue, Suite 4700

Houston, Texas 77002

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities
Act”). ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering the offer and sale of 1,377,784 Class A shares (“Shares”), of EagleRock Land, LLC, a Texas limited liability company (the “Registrant”), that may be issued under the EagleRock Land, LLC Employee Share Purchase Plan (as amended from time to time, the “Plan”), which Shares consist of Shares that are reserved and available for delivery with respect to awards under the Plan and additional shares that have or may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will provide all participants in the Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428 of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents filed by the registrant with the Commission are hereby incorporated by reference in this registration statement:

(a)

The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act filed with the Commission on, relating to the Registrant’s Registration Statement on Form S-1 (File No. 333-295113) originally filed with the Commission on May 14, 2026 (as amended, including all exhibits);

(b)

The description of the Registrant’s Class A shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-43288), filed with the Commission on May 12, 2026, including any amendment or report filed for the purpose of updating such description;

(c)

The Registrant’s current reports on Form 8-K (File No. 001-43288) filed with the Commission on May  19, 2026 and May 21, 2026 (except for any Items furnished under Item 2.02 or Item 7.01 and any exhibits that relate to such items); and

(d)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2025.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than current reports furnished under Item 2.02 and Item 7.01 of Form 8-K and any exhibits furnished on such form that relate to such items, after the date of this Registration Statement, and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Registrant’s Second Amended and Restated Company Agreement (the “LLC Agreement”) provides that to the fullest extent permitted by applicable law, the directors or officers will not be liable to the Registrant. The Registrant’s LLC Agreement also provides that it must indemnify its directors and officers for acts and omissions to the fullest extent permitted by law. The Registrant is also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for directors and officers for some liabilities.

The Registrant has entered into separate indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law against liabilities that may arise by reason of such director’s or executive officer’s service to the Registrant. The indemnification agreements provides for the advancement or payment of all expenses to the indemnitee, subject to certain exceptions.

The Registrant intends to purchase and customarily maintain insurance covering its officers and directors against various liabilities asserted, including certain liabilities arising under the Securities Act and the Exchange Act, and expenses incurred in connection with their activities and capacity as our officers and directors or any of the Registrant’s direct or indirect subsidiaries.

The underwriting agreement the Registrant entered into in connection with the sale of the Registrant’s Class A shares offered pursuant to the Registrant’s Registration Statement on Form S-1 provides for indemnification of the Registrant’s officers and directors against certain liabilities arising under the Securities Act or otherwise in connection with the Registrant’s initial public offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

3.1	Certificate of Formation of EagleRock Land, LLC (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-295113) filed with the Commission on April 16, 2026 (as amended)).

3.2	Certificate of Amendment to the Certificate of Formation of EagleRock Land, LLC (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (file No. 333-295113) filed with the Commission on April 16, 2026 (as amended)).

3.3	First Amended and Restated Company Agreement of EagleRock Land, LLC (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-295113) filed with the Commission on April 16, 2026 (as amended)).

3.4	Second Amended and Restated Company Agreement of EagleRock Land, LLC (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (file No. 001-43288) filed with the Commission on May 19, 2026).

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm to Lea & Eddy Holdings, LLC.

23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm to EagleRock Land, LLC.

23.3*	Consent of EEPB Company, independent auditors to Accelerated Water Resources, LLC.

23.4*	Consent of Grant Thornton LLP, independent auditors to DE IV Flow, LLC.

23.5*	Consent of Weaver and Tidwell, L.L.P., independent auditors to Shallow Valley Ranch.

23.6*	Consent of Vinson & Elkins LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (contained on the signature page hereto).

99.1	EagleRock Land, LLC Employee Share Purchase Plan (incorporated by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K (File No. 001-43288) filed with the Commission on May 19, 2026).

107*	Calculation of filing fee tables.

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 22, 2026.

EAGLEROCK LAND, LLC

By:	/s/ Gregory Pipkin Jr.
Name:	Gregory Pipkin Jr.
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Gregory Pipkin Jr. and Robert W. Hunt Jr., and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Gregory Pipkin Jr.	Chief Executive Officer and Director	May 22, 2026
Gregory Pipkin Jr.	(Principal Executive Officer)

/s/ Neal H. Shah	President and Chief Financial Officer	May 22, 2026
Neal H. Shah	(Principal Financial and Accounting Officer)

/s/ Robert W. Hunt Jr.	General Counsel	May 22, 2026
Robert W. Hunt Jr.

/s/ Richard H. Coats	Chairman	May 22, 2026
Richard H. Coats

/s/ Raj Kumar	Director	May 22, 2026
Raj Kumar

/s/ Jeff. S Lott	Director	May 22, 2026
Jeff S. Lott

/s/ James C. Nelson	Director	May 22, 2026
James C. Nelson

/s/ Stephanie Reed	Director	May 22, 2026
Stephanie Reed

/s/ Michael W. Wallace	Director	May 22, 2026
Michael W. Wallace